 QuickLinks -- Click here to rapidly navigate through this document

Exhibit (3)A

ARTICLES OF AMENDMENT
OF
RESTATED ARTICLES OF INCORPORATION
OF
TARGET CORPORATION

    The undersigned, James T. Hale, Executive Vice President, General Counsel and Corporate Secretary of Target Corporation, a Minnesota corporation (the "Corporation"), hereby certifies (i) that the first paragraph of Article III of the Corporation's Restated Articles of Incorporation, as amended, has been amended, effective at the close of business on July 19, 2000 (the "Effective Time"), to read in its entirety as follows:

  "The total authorized number of shares of the corporation is 6,005,000,000. The shares are classified in two classes, consisting of 5,000,000 shares of Preferred Stock of the par value of $0.01 per share and 6,000,000,000 shares of Common Stock of the par value of $0.0833 per share."

(ii) that the remainder of the Restated Articles of Incorporation of the Corporation, as amended, including the second, third and fourth paragraphs of Article III, are hereby unchanged; (iii) that such amendment has been adopted in accordance with the requirements of, and pursuant to, Chapter 302A of the Minnesota Statutes; (iv) that such amendment was adopted pursuant to Section 302A.402, Subd. 3, of the Minnesota Statutes in connection with a two-for-one division of the Corporation's Common Stock; and (v) that such amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series of the Corporation and will not result in the percentage of authorized shares of any class or series that remains unissued after such division exceeding the percentage of authorized shares of that class or series that were unissued before the division.

    The division giving rise to the amendment set forth above concerns a two-for-one division of the Common Stock of the Corporation. Such division is being effected as follows:

     (i) Effective at the Effective Time, each share of Common Stock outstanding immediately prior to the Effective Time will be split and divided into two shares of Common Stock of the Corporation, par value $0.0833 per share, all of which shall be validly issued, fully paid and nonassessable;

    (ii) Each stock certificate or uncertificated book entry statement representing or evidencing a share or shares of Common Stock of the Corporation immediately prior to the Effective Time shall continue to represent or evidence the same number of shares of Common Stock following the Effective Time, but with a par value of $0.0833 per share; and

    (iii) One additional share of the authorized but previously unissued Common Stock of the Corporation, par value $0.0833 per share, for each share of Common Stock of the Corporation outstanding immediately prior to the Effective Time shall be distributed on July 19, 2000 to each shareholder of record entitled to receive such distribution. The record date for determining the shareholders of record entitled to receive such stock distribution shall be the close of business on June 30, 2000. With respect to each share of Common Stock, if any, that is first issued and becomes outstanding after the close of business on June 30, 2000, and prior to the Effective Time and remains outstanding at the Effective Time, the additional share resulting from the division of any such share of Common Stock shall be distributed to the first holder to whom such share of Common Stock was issued of record. The shares distributed pursuant to this clause (iii) (other than restricted shares pursuant to incentive plans of the Corporation and shares distributed with respect to shares that are first issued and become outstanding after the close of business on June 30, 2000, and prior to the Effective Time upon the exercise of options) shall be uncertificated shares, provided that any shareholder upon request shall have the right to receive a stock certificate evidencing such shares.

    The foregoing Articles of Amendment shall take effect at the Effective Time previously stated herein.

    IN WITNESS WHEREOF, I have subscribed my name this 15th day of June, 2000.

/s/

James T. Hale
Executive Vice President, General Counsel and Corporate Secretary

QuickLinks

ARTICLES OF AMENDMENT OF RESTATED ARTICLES OF INCORPORATION OF TARGET CORPORATION